UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	June 20, 2005

EGL, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

000-27288 76-0094895
(Commission File Number) (IRS Employer Identification No.)

15350 Vickery Drive, Houston, Texas 77032
(Address of Principal Executive Offices) (Zip Code)

(281) 618-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05

Costs Associated with Exit or Disposal Activities

On June 21, 2005, EGL, Inc. (the “Company”) announced a plan to eliminate certain positions primarily in the United States and Europe as part of a cost reduction plan.  In connection with the cost reduction plan, the Company will eliminate approximately 350 full-time, part-time and contractor positions.  The Company has been in the process of eliminating these positions since late May 2005 in connection with the cost reduction plan and recently determined that the charges associated with the cost reduction plan may be material.

The workforce reductions will result in pre-tax charges of approximately $2.0 million for one-time termination benefits.  The charges will be recorded primarily in the second quarter of 2005 and result in an aggregate of approximately $2.0 million of cash expenditures in the second and third quarter of 2005.  The cost reduction plan is expected to be completed by the end of the third quarter of 2005.

CAUTIONARY STATEMENT

This Current Report on Form 8-K contains forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information.  Forward-looking statements in this Current Report on Form 8-K relate to, among other things, the following: the expected number of positions to be eliminated under the Company’s cost reduction plan, the charges to be incurred in connection therewith and the expected completion date of the cost reduction plan.  Such statements involve risks and uncertainties, including, but not limited to, the time required to implement (and the effects of) the cost reduction plan, difficulties in estimating costs associated with the workforce reduction, the tax impact of termination benefits, potential legal challenges to the Company’s actions and other factors described in the Company’s Form 10-K, Form 10-Qs and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:

June 24, 2005

EGL, INC.

By:

/s/ Elijio V. Serrano

Elijio V. Serrano

Chief Financial Officer